Exhibit 99.1

For Immediate Release

Contact:	Bernard J. Kilkelly Vice President, Investor Relations
Phone :	212-303-4349
E-mail:	bkilkelly@dlfi.com
Delphi Financial Reports First Quarter 2011 Operating EPS of $0.91;
Net Income per Share of $0.89
     1Q11 Highlights (compared to 1Q10):
-	Core premiums up 8%

-	Both Safety National and Reliance Standard obtained price increases

-	Core group employee benefit production up 41%

-	Annuity sales more than doubled

-	Investment income up 10%

-	Net income per share grew 35%
Wilmington, Delaware, April 26, 2011 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the first quarter of 2011 were $51.5 million or $0.91 per share, compared to $46.3 million or $0.84 per share in the first quarter of 2010. Annualized operating return on beginning equity (2) in the first quarter of 2011 was 13.5% compared to 14.3% in the first quarter of 2010. Diluted book value per share was $28.02 at March 31, 2011, up 3% from December 31, 2010 and up 15% from March 31, 2010.
Delphi adopted on a retrospective basis, effective January 1, 2011, new FASB guidance limiting the extent to which an insurer may capitalize costs incurred in the acquisition of an insurance contract. Accordingly, the 2010 financial information has been restated, to reduce operating earnings per share for the first quarter of 2010 by $0.02 per share and to reduce diluted book value per share at March 31, 2010 by $1.06. (3)
Delphi’s net income attributable to shareholders in the first quarter of 2011 was $50.2 million, up 38% from $36.5 million in the first quarter of 2010. On a per share basis, net income was $0.89, a 35% increase from $0.66 per share in the prior period. Net income attributable to shareholders in the first quarter of 2011 included after-tax net realized investment losses of $(1.3) million or $(0.02) per share, including other-than-temporary impairments (OTTI), net of taxes, of $(5.9) million or $(0.10) per share. Net income attributable to shareholders in the first quarter of 2010 included after-tax net realized investment losses of $(9.8) million or $(0.18) per share, including OTTI, net of taxes, of $(14.9) million or $(0.27) per share.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “Delphi’s insurance businesses achieved strong top-line growth in the first quarter as we benefited from improving payroll trends in our small case market niche at Reliance Standard and continued market share gains for Safety National’s products. In both companies, we have been able to achieve the largest price increases of the past several years. Our group employee benefits loss ratio improved 110 basis points from the fourth quarter of 2010 as we began to see the effect of better pricing and other actions we’ve taken to address the elevated long-term disability claims incidence we experienced in the second half of 2010.”
Delphi’s core group employee benefit premiums in the first quarter of 2011 rose 8% to $359.4 million from $333.3 million in the first quarter of 2010. This premium growth was driven by a 16% increase in core premiums at Delphi’s Safety National subsidiary. Excess workers’ compensation premiums grew 10% in the quarter, boosted by a 42% increase in production, and assumed workers’ compensation reinsurance premiums rose 51%. Core premiums increased 5% at Delphi’s Reliance Standard Life subsidiary and core production was up 40%. Delphi’s group employee benefit combined ratio in the first quarter of 2011 was 95.2%, compared with 94.6% for the first quarter of 2010.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $97.6 million in the first quarter of 2011, up from $38.8 million in last year’s first quarter. Funds under management at March 31, 2011 rose to $1.7 billion, up 20% percent over the prior year.
Delphi’s net investment income in the first quarter of 2011 rose 10% to $92.3 million from $84.1 million in the first quarter of 2010. Invested assets at March 31, 2011 were $6.7 billion compared to $6.0 billion at March 31, 2010. The tax equivalent yield on the Company’s investment portfolio in the first quarter of 2011 was 6.0%, compared to 6.2% in the first quarter of 2010.
Mr. Rosenkranz added, “We are off to a good start in 2011 from our well-diversified business mix. Delphi continues to have excellent financial flexibility to support the growth of our insurance and asset accumulation products.”
Conference Call
On April 27, 2011 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s first quarter 2011 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 12:00 PM (Eastern time) on April 27, 2011. Investors can also download Delphi’s first quarter 2011 statistical supplement from the Company’s website at www.delphin.com/financial/stats11.html.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions.
Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit, health care and tax laws and regulations, changes in accounting rules or interpretations thereof, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1)	Operating earnings, which is a non-GAAP financial measure, consists of net income attributable to shareholders excluding after-tax realized investment gains and losses, losses on early retirement of senior notes and results from discontinued operations, as applicable. The Company believes that because these excluded items arise from events that are largely within management’s discretion and whose fluctuations can distort comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Investment gains or losses are realized based on management’s decision to dispose of an investment, and investment losses are realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Early retirement of senior notes occurs based on management’s decision to redeem or repurchase these notes. Discontinued operations result from management’s decision to exit or sell a particular business. Thus, these excluded items are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without their effects. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and the Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of insurers’ financial performance. However, gains or losses from the excluded items, particularly as to investments, can occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income attributable to shareholders, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the amounts of operating earnings to the corresponding amounts of net income attributable to shareholders for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income attributable to shareholders), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see footnote (1). For reconciliations of the amounts of annualized operating return on equity to the corresponding amounts of annualized net income return on equity for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.

(3)	In October 2010, the FASB issued guidance limiting the extent to which an insurer may capitalize costs incurred in the acquisition of an insurance contract. The guidance provides that, in order to be capitalized, such costs must be incremental and directly related to the acquisition of a new or renewal insurance contract. Insurers may only capitalize costs related to successful efforts in attaining a contract and advertising costs may only be capitalized if certain direct response advertising criteria are met. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with either prospective or retrospective adoption permitted. Effective January 1, 2011, Delphi elected to adopt this guidance on a retrospective basis, which resulted in the write-off of the portion of its cost of business acquired that does not satisfy the standards for being capitalized under such guidance, as well as the restatement of certain of Delphi’s financial information for prior periods. Detailed financial data concerning these matters is contained in the Company’s First Quarter 2011 Financial Supplement, which is available on the Company’s website at www.delphifin.com/financial/stats11.html.
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DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Dollars In Thousands, Except Per Share Data)

	Three Months Ended
Income Statement Data	03/31/2011	03/31/2010
Operating earnings	$51,506	$46,335
Net realized investment losses (A)	(1,282)	(9,819)

Net income attributable to shareholders (GAAP measure)	$50,224	$36,516

Diluted results per share of common stock attributable to shareholders:
Operating earnings	$0.91	$0.84
Net realized investment losses (A)	(0.02)	(0.18)

Net income attributable to shareholders (GAAP measure)	$0.89	$0.66

Annualized operating return on beginning shareholders’ equity	13.5%	14.3%

Annualized net income return on beginning shareholders’ equity (GAAP measure)	13.1%	11.2%

(A)	Net of an income tax benefit of $0.7 million and $5.3 million, or $0.01 per diluted share and $0.10 per diluted share for the three months ended 03/31/2011 and 03/31/2010, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

Balance Sheet Data	03/31/2011	12/31/2010
Shareholders’ equity, excluding accumulated other comprehensive income	$1,549,115	$1,499,564
Add: Accumulated other comprehensive income	41,206	30,932

Shareholders’ equity (GAAP measure)	$1,590,321	$1,530,496

Diluted book value per share of common stock, excluding accumulated other comprehensive income	$27.35	$26.57
Add: Accumulated other comprehensive income	0.67	0.52

Diluted book value per share of common stock (GAAP measure)	$28.02	$27.09

Corporate debt to total capitalization ratio, excluding accumulated other comprehensive income	17.9%	18.3%

Corporate debt to total capitalization ratio (GAAP measure)	17.5%	18.0%

DELPHI FINANCIAL GROUP, INC.
Consolidated Statements of Income
Total Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	03/31/2011	03/31/2010
Revenue:
Premium and fee income	$376,399	$347,763
Net investment income	92,294	84,050
Net realized investment losses:
Total other than temporary impairment losses	(7,539)	(27,273)
Portion of other than temporary impairment losses (reclassified from) recognized in other comprehensive income	(1,479)	4,275

Net impairment losses recognized in earnings	(9,018)	(22,998)
Other net realized investment gains	7,046	7,892

Net realized investment losses	(1,972)	(15,106)

Total revenue	466,721	416,707

Benefits and expenses:
Benefits, claims and interest credited to policyholders	271,265	246,321
Commissions and expenses	119,438	113,329

	390,703	359,650

Operating income	76,018	57,057

Interest expense:
Corporate debt	6,010	7,323
Junior subordinated debentures	3,242	3,241
Income tax expense	16,395	9,912

Net income	50,371	36,581

Less: Net income attributable to noncontrolling interest	147	65

Net income attributable to shareholders	$50,224	$36,516

Basic results per share of common stock
Net income attributable to shareholders	$0.90	$0.66

Weighted average shares outstanding	55,921	55,160

Diluted results per share of common stock:
Net income attributable to shareholders	$0.89	$0.66

Weighted average shares outstanding	56,734	55,457

Dividends paid per share of common stock	$0.11	$0.10

DELPHI FINANCIAL GROUP, INC.
Summarized Consolidated Balance Sheets
(Dollars In Thousands)

	03/31/2011	12/31/2010
Assets:
Investments:
Fixed maturity securities, available for sale	$5,865,382	$5,717,090
Short-term investments	267,389	334,215
Other investments	613,343	498,678

	6,746,114	6,549,983

Cash	93,025	72,806
Cost of business acquired	151,777	149,325
Reinsurance receivables	355,241	360,255
Goodwill	93,929	93,929
Other assets	335,536	311,577
Assets held in separate account	129,428	123,674

Total assets	$7,905,050	$7,661,549

Liabilities and Equity:
Policy liabilities and accruals	$3,047,953	$2,970,389
Policyholder account balances	1,756,144	1,753,744
Corporate debt	375,000	375,000
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	825,649	728,612
Liabilities related to separate account	129,428	123,674

Total liabilities	6,309,174	6,126,419

Equity:
Class A Common Stock	566	565
Class B Common Stock	60	60
Additional paid-in capital	688,300	682,816
Accumulated other comprehensive income	41,206	30,932
Retained earnings	1,057,435	1,013,369
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	1,590,321	1,530,496
Noncontrolling interest	5,555	4,634

Total equity	1,595,876	1,535,130

Total liabilities and equity	$7,905,050	$7,661,549

DELPHI FINANCIAL GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited; in thousands)

	Three Months Ended
	03/31/2011	03/31/2010
Operating activities:
Net income attributable to shareholders	$50,224	$36,516
Adjustments to reconcile net income attributable to shareholders to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	123,648	94,640
Net change in reinsurance receivables and payables	1,017	(7,428)
Amortization, principally the cost of business acquired and investments	13,912	6,906
Deferred costs of business acquired	(26,032)	(20,630)
Net realized losses on investments	1,972	15,106
Net change in federal income taxes	23,875	9,138
Other	(71,177)	(32,743)

Net cash provided by operating activities	117,439	101,505

Investing activities:
Purchases of investments and loans made	(826,996)	(435,672)
Sales of investments and receipts from repayment of loans	592,455	165,711
Maturities of investments	71,970	139,323
Net change in short-term investments	66,826	(13,510)

Net cash used by investing activities	(95,745)	(144,148)

Financing activities:
Deposits to policyholder accounts	99,076	40,332
Withdrawals from policyholder accounts	(97,028)	(26,138)
Proceeds from issuance of 2020 Senior Notes	—	250,000
Principal payments under bank credit facility	—	(222,000)
Cash dividends paid on common stock	(6,158)	(5,524)
Other financing activities	2,635	2,292

Net cash (used) provided by financing activities	(1,475)	38,962

Increase (decrease) in cash	20,219	(3,681)
Cash at beginning of year	72,806	65,464

Cash at end of year	$93,025	$61,783